Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Ventas, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-61552 on Form S-8 pertaining to the Ventas, Inc. Common Stock Purchase Plan for Directors; No. 333-97251 on Form S-8 pertaining to the Ventas, Inc. 2000 Incentive Compensation Plan; No. 333-107951 on Form S-8 pertaining to the Ventas, Inc. 2000 Stock Option Plan for Directors; No. 333-118944 on Form S-8 pertaining to the Ventas Executive Deferred Stock Compensation Plan and Ventas Nonemployee Director Deferred Stock Compensation Plan; No. 333-126639 on Form S-8 pertaining to the Ventas Employee and Director Stock Purchase Plan; No. 333-136175 on Form S-8 pertaining to the Ventas, Inc. 2006 Incentive Plan and Ventas, Inc. 2006 Stock Plan for Directors; No. 333-183121 on Form S-8 pertaining to the Ventas, Inc. 2012 Incentive Plan; No. 333-178185 on Form S-3 pertaining to the Ventas, Inc. Distribution Reinvestment and Stock Purchase Plan; No. 333-180521 on Form S-3 pertaining to preferred stock, depository shares, common stock, warrants and debt securities of Ventas, Inc.; No. 333-173434 on Form S-8 pertaining to the Nationwide Health Properties, Inc. 2005 Performance Incentive Plan, as Amended; and No. 333-173434 on Form S-3 pertaining to the common stock of Ventas, Inc.) and in the related prospectuses of Ventas, Inc. of our reports dated September 4, 2014, with respect to the consolidated balance sheets of Ventas Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, equity, and cash flows for the years ended December 31, 2013 and 2012, respectively, and the 2013 and 2012 information in financial statement Schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in this Amendment No. 1 to the annual report on Form 10-K/A of Ventas, Inc.
/s/ KPMG LLP

Chicago, IL
September 4, 2014